Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement S-8 pertaining to the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan of our report dated March 8, 2006, with respect to the consolidated financial statements and schedules of Triad Guaranty Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Triad Guaranty Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Guaranty Inc., filed with the Securities and Exchange Commission.



                                                        /s/ ERNST & YOUNG LLP
                                                        ---------------------
                                                        Ernst & Young LLP



Greensboro, North Carolina
June 7, 2006